Exhibit 99.1

ENERGY SERVICES OF AMERICA RECEIVES NASDAQ NOTICE REGARDING LATE FORM 10-Q FILING

Huntington, WV  May 24, 2023 - Energy Services of America (the “Company” or “Energy Services”) (NASDAQ: ESOA), announced today that on May 18, 2023, it received a delinquency notification letter from the Nasdaq Stock Market LLC (“Nasdaq”) indicating that the Company is not in compliance with the continued listing requirements under Nasdaq Listing Rule 5250(c)(1) because the Company did not timely file its Quarterly Report on Form 10-Q for the period ended March 31, 2023 (the “Form 10-Q”). The notification letter has no immediate effect on the listing or trading of the Company’s common stock on the Nasdaq Capital Market.

The Company filed a Notification of Late Filing on Form 12b-25 on May 15, 2023, indicating that the filing of the Form 10-Q would be delayed due to the need to restate the Company’s previously issued audited consolidated financial statements for the fiscal years ended September 30, 2022 and 2021 and certain related interim periods.

Nasdaq has informed the Company that the Company must submit a plan of compliance (the “Plan”) within 60 calendar days, or no later than July 17, 2023, addressing how it intends to regain compliance with Nasdaq’s listing rules and, if Nasdaq accepts the Plan, it may grant an extension of up to 180 calendar days from the Form 10-Q original filing due date, or until November 13, 2023, to regain compliance.

The Company’s management is working diligently to complete the Form 10-Q and intends to file the Form 10-Q as soon as practicable.

About Energy Services

Energy Services of America Corporation (NASDAQ: ESOA), headquartered in Huntington, WV, is a contractor and service company that operates primarily in the mid-Atlantic and Central regions of the United States and provides services to customers in the natural gas, petroleum, water distribution, automotive, chemical, and power industries. Energy Services employs 1,000+ employees on a regular basis. The Company’s core values are safety, quality, and production.

Certain statements contained in the release including, without limitation, the words "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans, the effect of the COVID-19 pandemic, the integration of acquired business and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Source: Energy Services of America

Contact: Douglas Reynolds, President

304-522-3868